Exhibit 99.4

THIRD AMENDMENT TO

ACTINIUM PHARMACEUTICALS, INC. 2019 Stock PLAN

This THIRD Amendment to Actinium Pharmaceuticals, Inc. 2019 Stock Plan (this “Amendment”), effective as of August 10, 2022, is made and entered into by Actinium Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Actinium Pharmaceuticals, Inc. 2019 Stock Plan (the “Original Plan”), as amended by those certain Amendments to Actinium Pharmaceuticals, Inc. 2019 Stock Plan, effective as of November 18, 2020 and November 9, 2021, respectively (collectively with the Original Plan, the “Plan”).

RECITALS

WHEREAS, Section 16(a) of the Plan provides that the Board may amend, alter, suspend, or discontinue the Plan at any time and from time to time; and

WHEREAS, the Board desires to amend the Plan to add restricted stock units as a type of equity award available for issuance under the Plan.

NOW, THEREFORE, in accordance with Section 16(a) of the Plan, the Company hereby amends the Plan as follows:

1. Section 1 of the Plan is hereby amended by deleting the first paragraph of said section in its entirety and substituting in lieu thereof the following new paragraph:

The purposes of this 2019 Stock Plan of the Company (the “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business. To achieve these purposes, the Company may grant (a) Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an option and, if applicable, subject to the provisions of Section 422 of the Code and the regulations promulgated thereunder, (b) Stock Purchase Rights, or (c) Restricted Stock Units, all in accordance with the terms and conditions of the Plan.

2. Section 1 of the Plan is hereby further amended by deleting the first sentence of the last paragraph of said section in its entirety and substituting in lieu thereof the following new sentence:

The amendments made to the Plan shall affect only awards granted on or after their respective effective dates.

3. Section 2(c) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2(c):

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option, restricted stock purchase, and restricted stock unit plans under applicable U.S. state corporate laws, U.S. federal laws and other applicable state laws, the Code and the regulations thereunder, any Stock Exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options, Stock Purchase Rights, or RSUs are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

4. Section 2(e) of the Plan is hereby amended by deleting Subsection (iv)(B)(IV) in its entirety and substituting in lieu thereof the following new Subsection (iv)(B)(IV):

(IV) in respect of any Option, Restricted Stock or RSUs held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

5. Section 2(k) of the Plan is hereby amended by deleting the phrase “of the Option” in the first sentence of said section and replacing it with new phrase “of an award”.

6. Section 2(z) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2(z):

(z) “Participant” means any holder of one or more Options, Stock Purchase Rights, RSUs, or the Shares issuable or issued upon exercise or conversion of such awards, under the Plan.

7. Section 2 of the Plan is hereby amended by adding the following new Sections 2(cc)-1 and 2(cc)-2 immediately following Section 2(cc):

(cc)-1 “Restricted Stock Units” or “RSUs” means units awarded to Participants pursuant to Section 11-1 below, which are convertible into Shares at such time as the units are no longer subject to restrictions as established by the Committee.

(cc)-2 “RSU Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of RSUs granted under the Plan and includes any documents attached to such agreement.

8. Section 4 of the Plan is hereby amended by deleting Subsections (c)(vi), (ix), and (xi) in their entirety and substituting in lieu thereof the following new Subsections (vi), (ix), and (xi):

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro-rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time services (or vice versa), and any restriction or limitation regarding any Option, Optioned Stock, Stock Purchase Right, Restricted Stock, or Restricted Stock Units based, in each case, on such factors as the Administrator, in its sole discretion, shall determine;

(ix) to adjust the vesting of an award granted hereunder held by an Employee, Director or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(xi) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options, Stock Purchase Rights, or Restricted Stock Units to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies, or customs.

9. Section 5(a) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5(a):

(a) Recipients of Grants. Nonstatutory Stock Options, Stock Purchase Rights, and Restricted Stock Units may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees, provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

10. The Plan is hereby further amended by adding the following new Section 11-1 immediately following Section 11:

11-1 Restricted Stock Units.

(a) General. When the Administrator determines that it will offer RSUs under the Plan, it shall advise the individual in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to receive upon conversion of vested RSUs into Shares, the price to be paid, if any, and the time within which such person must accept such offer. The offer to award RSUs shall be accepted by execution of an RSU Agreement in the form determined by the Administrator.

(c) Other Provisions. The RSU Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion; provided, however, that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent RSUs issued under the Plan are subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations and other guidance issued thereunder. In addition, the provisions of RSU Agreements need not be the same with respect to each Participant.

(d) Rights as a Stockholder. Until the issuance of Shares upon conversion of any RSUs (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to RSUs awarded under the Plan. No adjustment will be made for a dividend or other right for which the record date is prior to the date the RSUs are converted into Shares, except as provided in Section 14 of the Plan.

11. Sections 12(a) through (d) of the Plan are hereby amended by deleting each instance of the phrase “exercise of an Option or Stock Purchase Right” in said sections and replacing it with the phrase “exercise or conversion of an Option, Stock Purchase Right, or RSUs”.

12. Section 12(a) of the Plan is hereby further amended by deleting the phrase “(or in the case of the Participant’s death, the person exercising the Option or Stock Purchase Right)” in the first sentence of said section and replacing it with the phrase “(or in the case of the Participant’s death, the person exercising the Option or Stock Purchase Right or receiving Shares upon conversion of vested RSUs)”.

13. Section 12(f) of the Plan is hereby amended by deleting the phrase “the Option or Stock Purchase Right is exercised” and replacing it with the phrase “the Option, Stock Purchase Right, or RSUs are exercised or converted, as applicable, into Shares”.

14. Section 13(a) of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 13(a):

(a) General. Except as set forth in this Section 13, Options, Stock Purchase Rights, and RSUs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Option, Stock Purchase Right, or RSUs may be exercised or converted into Shares during the lifetime of the holder of such Option, Stock Purchase Right, or RSUs only by such holder or a transferee permitted by this Section 13.

15. Sections 14(a) through (d), 16(b), and 17 of the Plan are hereby amended by deleting each instance of the phrase “Option or Stock Purchase Right” in said sections and replacing it with the phrase “Option, Stock Purchase Right, or RSUs”.

16. Section 14(c) of the Plan is hereby further amended by deleting each instance of the phrase “equivalent option or right” in said section and replacing it with the phrase “equivalent award”.

17. Section 14(e) of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 14(e):

(e) Change of Control. Notwithstanding any provision of the Plan or any award agreement to the contrary, in the event of a Change of Control, (i) each outstanding Option shall become immediately vested and exercisable, (ii) any outstanding Restricted Stock shall become immediately vested and any repurchase option with respect to such Restricted Stock shall immediately lapse, and (iii) any outstanding RSUs shall become immediately vested, in each case, effective immediately prior to the Change of Control.

18. Section 15 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 15:

15. Time of Granting Awards. The date of grant of an Option, Stock Purchase Right, or RSUs shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, Stock Purchase Right, or RSUs, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee, Director or Consultant to whom an Option, Stock Purchase Right, or RSUs are so granted within a reasonable time after the date of such grant.

19. Section 16 of the Plan is hereby amended by deleting the phrase “Optionee or holder of Stock Purchase Rights” in said section and replacing it with the phrase “Optionee or holder of Stock Purchase Rights or RSUs”.

20. Section 19 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 19:

19. Agreements. Options, Stock Purchase Rights, and RSUs shall be evidenced by Option Agreements, Restricted Stock Purchase Agreements, or RSU Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

21. Section 21 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 21:

21. Information and Documents to Participants. If required by the Applicable Laws, the Company shall provide financial statements at least annually to each Participant and to each individual who acquired Shares pursuant to the Plan, during the period such Participant has one or more Options, Stock Purchase Rights, or RSUs outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options, Stock Purchase Rights, or RSUs under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

22. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ Sandesh Seth
Name:	Sandesh Seth
Title:	Chairman and Chief Executive Officer

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